UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 19, 2015

VAPOR CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-36469	84-1070932
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

3001 Griffin Road

Dania Beach, Florida 33312

(Address of Principal Executive Office) (Zip Code)

(888) 766-5351

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 25, 2015, Vapor Corp. (the “Company”) closed on a Securities Purchase Agreement, dated as of June 22, 2015, with certain purchasers pursuant to which the Company sold, at a 5% original issue discount, a total of $1,750,000 convertible debentures (the “Debentures”). Net proceeds to the Company from sale of the Debentures, after payment of commissions and legal fees of the lead investor, were $1,466,250. The Debentures mature December 22, 2015, and accrue interest at 10% per year. Amounts of principal and accrued interest under the Debentures are convertible into common stock of the Company at a price per share of $0.50. Principal and accrued interest on the Debentures are payable in three approximately equal installments on September 22, 2015, October 22, 2015 and December 22, 2015, at the election of the holders of the Debentures, (i) in cash for an additional 25% premium, or (ii) in common stock of the Company at a price per share of $0.50. As lead investor under the Securities Purchase Agreement, Redwood Management, LLC received a right of first refusal to purchase up to 100% of the securities offered by the Company in future private placement offerings through December 22, 2015.

The Company’s obligations under the Debentures can be accelerated in the event the Company undergoes a change in control and other customary events of default. In the event of default and acceleration of the Company’s obligations, the Company would be required to pay 130% of amounts of principal and interest then outstanding under the Debentures. The Company’s obligations under the Debentures are secured under a Security Agreement, under which Redwood Management, LLC acts as Collateral Agent, by a second lien on substantially all of the Company’s assets, including all of the Company’s interests in its consolidated subsidiaries.

For acting as placement agent in the offering of the Debentures, the Company paid Chardan Capital Management, LLC (the “Placement Agent”) a fee equal to 10% of the gross proceeds from the sale of the Debentures, and issued the Placement Agent 350,000 five-year warrants exercisable at $0.50 per share. In addition, the Company agreed to reduce the exercise price of 143,072 warrants held by the Placement Agent to $0.50 from their original exercise prices ranging from $2.01 to $2.41.

The Debentures and Placement Agent warrants were issued without registration under the Securities Act of 1933 in reliance upon the exemption provided in Section 4(a)(2) and Rule 506(b) thereunder.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure under Item 1.01 is incorporated by reference herein.

Item 3.02	Unregistered Sales of Equity Securities.

The disclosure under Item 1.01 is incorporated by reference herein.

In addition, on June 19, 2015, the Company entered into agreements (the “Waivers”), with certain investors in each of its private placement offerings under the Securities Purchase Agreement dated March 3, 2015 (the “2015 Agreement”) and the Securities Purchase Agreement dated November 14, 2014 (the “2014 Agreement,” and with the 2015 Agreement, the “Agreements”). Under the terms of the Waivers, the signatories thereto (the “Prior Investors”) agreed to amend the Agreements and waive or modify certain terms thereunder, including certain price protection provisions and participation rights in subsequent securities offerings. In exchange, the Company agreed to issue the Prior Investors a total of 3,239,507 shares of common stock (including 710,000 shares issued to the lead investor under each of the Agreements in its capacity as lead investor) and 2,978,427 five-year warrants exercisable at $0.505 per share. In the event that, prior to November 14, 2015, the Company issues shares of common stock, or securities convertible into common stock, at an effective price per share of less than $0.54, the Prior Investors will be entitled to the issuance of additional shares (the “Additional Shares”), the exact amount of which will depend on the effective price per share of such subsequent issuance, but which will not exceed a total of 11,642,990 shares. The Company will not issue any shares of common stock requiring shareholder approval under the Rules of the Nasdaq Stock Market without receipt of such approval. The Company will not issue any of the Additional Shares unless the 3,239,507 shares of common stock, the shares issuable upon conversion of the Debentures and the Additional Shares are either within the 19.9% Nasdaq limitation or the issuance is approved by shareholders. The Company agreed to file a registration statement with the Securities and Exchange Commission registering the shares and warrant shares issued to the Prior Investors under the Waivers.

Further, on June 16, 2015, the Company issued a total of 1,460,955 shares of common stock upon the vesting of restricted stock units assumed by the Company in connection with its merger with Vaporin, Inc. effective March 4, 2015. Recipients of the shares issued upon vesting of the restricted stock units included Gregory Brauser, the Company’s president and a member of the board of directors. In addition, on May 27, 2015, the Company issued a total of 137,500 shares of common stock to consultants of the Company for consulting services. The shares issued June 16, 2015 and May 27, 2015 were not previously reported in accordance with Item 3.02(b) under Form 8-K.

The shares and warrants issued under the Waivers, the shares issued upon vesting of the restricted stock units, and the shares issued to consultants, were issued without registration under the Securities Act of 1933 in reliance upon the exemption provided in Section 4(a)(2).

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Exhibit
10.1	Form of Securities Purchase Agreement, dated as of June 22, 2015*

10.2	Form of Security Agreement, dated as of June 22, 2015*

10.3	Form of Senior Secured Convertible Debenture, due December 22, 2015

10.4	Form of Waiver Agreement relating to November 14, 2014 Securities Purchase Agreement*

10.5	Form of Waiver Agreement relating to March 3, 2015 Securities Purchase Agreement*

10.6	Form of Warrant, dated as of June 19, 2015

10.7	Form of Registration Rights Agreement, dated as of June 19, 2015

* Certain schedules, appendices and exhibits to this agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VAPOR CORP.

Date: June 25, 2015	By:	/s/ James Martin
	Name:	James Martin
	Title:	Chief Financial Officer